Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of
ING Partners, Inc.

We consent to the use of our report dated February 28, 2007, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
June 26, 2007